STRATOS RENEWABLES CORPORATION
NOTE PURCHASE FACILITY AGREEMENT

This Note Purchase Facility Agreement (this “Agreement”) is made as of March 4, 2010, by and among Stratos Renewables Corporation, a Nevada corporation (the “Company”), I2BF Biodiesel, Ltd. (“I2BF”) and BlueDay Limited, a business company existing under the laws of the British Virgin Islands (“BlueDay”) (each, an “Investor” and collectively, the “Investors”).

RECITALS

A.           On the terms and subject to the conditions set forth herein, and in order to establish a credit facility for the Company, each Investor is willing to purchase from the Company, and the Company is willing to sell to such Investor, one or more secured promissory notes, up to the aggregate principal amount set forth opposite such Investor’s name on Schedule I hereto (such amount, the Investor’s “Committed Amount”).

B.           Capitalized terms not otherwise defined herein shall have the meaning set forth in the form of Note (as defined below) attached hereto as Exhibit A.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.      The Notes and Warrants.

(a)           Issuance of Notes and Warrants.

(i)          Sale of Notes.  From time to time during the term of this Agreement and in accordance with the terms hereof, the Company shall, subject to all of the terms and conditions hereof, issue to each Investor and, subject to all of the terms and conditions hereof, each Investor severally agrees to purchase, secured promissory notes in the form of Exhibit A hereto (each, a “Note” and, collectively, the “Notes”) in an aggregate principal amount up to such Investor’s Committed Amount.  For the avoidance of doubt, no Investor shall be required to purchase Notes, whether in a single sale (each, a “Closing” and the date thereof a “Closing Date”) or over the course of multiple Closings, with an aggregate principal amount in excess of such Investor’s Committed Amount.

(ii)         Timing of Closings.  Notes shall be issued pursuant to the terms of this Agreement in a series of installments as described in Section 1(a)(iii)(A) hereof, in each case, subject to the terms and conditions of this Agreement and during the term of this Agreement.

(iii)        Funding Process.

(A)           Funding at Closing. On the date hereof and in connection with the initial Closing (the “Initial Closing”) hereunder, the Investors shall fund and disburse on behalf of the Company an aggregate amount of US$885,077, against issuance to the Investors of Notes in such aggregate principal amount, as allocated between them and in the manner set forth on Exhibit B (such amount, as disbursed, the “Initial Closing Disbursement”).

(B)           Budget Submission and Approval.

(1)  On or prior to the fifth (5th) Business Day preceding each “Anticipated Closing Date” set forth on Exhibit B, the Company shall provide to the Investors (i) a budget and operating plan for the Company (in each case, a “Proposed Budget”) for the month following such Anticipated Closing Date (the “Succeeding Month”).  Such Proposed Budget shall in no event exceed (but may be less than) the “Total Anticipated Disbursement” for the Succeeding Month as set forth on Exhibit B.

(2)  The Investors shall promptly review each Proposed Budget and disapprove, approve or approve in part such Proposed Budget, each Investor in its sole and absolute discretion.  As soon as practicable following a mutual approval in writing of the Proposed Budget by the Investors (for which electronic mail shall suffice), with such changes and amendments as the Investors and each of them shall require and subject to the fulfillment of the applicable Funding Milestones set forth on Exhibit C to the satisfaction of the Investors, each in its reasonable discretion, the Investors shall cause to be wired to the Company in immediately available same day funds the amount of the Proposed Budget so approved against issuance to the Investors of Notes in such aggregate principal amount, as allocated and in the manner set forth on Exhibit B.

(3)  In the event that the amount approved for a Proposed Budget (the “Actual Amount”) is less than the Total Anticipated Disbursement for such period, the Actual Amount so approved shall be allocated between the Investors in the same proportion as was the Total Anticipated Disbursement on Exhibit B.  The Actual Amount approved and the allocation of such Actual Amount shall be set forth on Exhibit B-1, which shall be amended from time to time.

(C)           Disbursement from Trust Account.  Prior to each Closing pursuant to this Agreement, the Investors will deposit funds equal to their portion of the Actual Amount for such Closing in the client trust account of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”).  After the satisfaction of Funding Milestones 4, 5 and 6 set forth on Exhibit C and the consummation of the Closing with respect to I2BF’s funding of the April 2010 Proposed Budget (with the Anticipated Closing Date of March 31, 2010), I2BF and BlueDay will deposit the balance of their Total Anticipated Disbursement amounts in the Trust Account.  Amounts to be paid, disbursed or paid by the Investors pursuant to the terms hereof shall be paid by WSGR from such account in the manner and in such amounts as directed by the Company and both Investors in writing, in the form of a Payment Certificate as set forth at Exhibit D.  To the extent that amounts deposited in the trust account exceed Actual Amounts disbursed at Closings, WSGR will return funds to the Investors in such amounts as directed by the Investors in writing, in the form of a Payment Certificate as set forth at Exhibit D.

(1)  If and only if WSGR receives either (i) a Payment Certificate for the disbursement of funds from the trust account, or (ii) a copy of a judgment, decree or order of a court not subject to appeal and so directing WSGR, WSGR shall promptly disburse such funds in accordance with such Payment Certificate or judgment, decree or order, as applicable.

(2)  Prior to the disbursement of funds in accordance with this Agreement, all such funds shall remain the property of the Investor who deposited them.  WSGR is an intended third party beneficiary of this Agreement, including, without limitation, the provisions of this Section 1(a)(iii)(C).

(3)  WSGR (i) shall not be responsible for any of the agreements referred to or described herein, or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (ii) shall perform only such duties as are expressly and specifically set forth in this Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of WSGR, and WSGR may discontinue such duties at any time, (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability, (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, Payment Certificate, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility to make inquiry as to or to determine the genuineness, accuracy or validity thereof (or any signature appearing thereon), or of the authority of the person signing or presenting the same, and (v) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel.

(4)  The Company and Investors agree to jointly and severally indemnify and hold WSGR harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on WSGR or incurred by WSGR in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, except to the extent such loss, liability, damage, cost and expense shall be caused by WSGR’s willful misconduct.  WSGR shall have a first lien on the property held under this Agreement for such compensation and expenses.  The parties agree as among themselves that any such indemnification liability shall be allocated among them on a fair and equitable basis reflecting the merits of their respective positions and the responsibility of each of them for the controversy or other circumstances with respect to which indemnification is required.

(5)  Promptly following notice from WSGR that it is no longer willing to hold funds in accordance with this Section 1(a)(iii)(C), the Investors shall tender to WSGR a Payment Certificate signed by both of them instructing the disbursement of funds remaining in the custody of WSGR, if any.

(b)           Registered Notes.  Each of the Notes will be registered in such Investor’s name in the Company’s records.

(c)           Use of Proceeds. The proceeds of the sale and issuance of the Notes shall be used (i) with respect to the Initial Closing Disbursement, solely for the purposes described on Exhibit B-2 and for general corporate purposes and (ii) otherwise, as described in the Proposed Budgets, as approved.

(d)           Payments Due Under Notes. The Company will make all cash payments due under the Notes in immediately available funds by 11:00 a.m. California time on the date such payment is due in the manner and at the address for such purpose specified below each Investor’s name on Schedule I hereto, or at such other address as a Investor or other registered holder of a Note may from time to time direct in writing.

(e)           Term.

(i)          This Agreement shall terminate on the earliest to occur of (i) the Maturity Date of any Note issued hereunder, (ii) the twentieth (20th) day following any Anticipated Closing Date if the Proposed Budget for the Succeeding Month shall not have been approved in accordance with the terms of Section 1(a)(iii)(B), (iii) the closing of the currently contemplated $7.4 million equity financing of the Company by PanAmerican Securities, LLC (“PAC”) or a financing upon similar terms with PAC or another third party (in any case, as approved by the Special Finance Committee and the Company’s board of directors) (the “PAC Financing”) or (iii) the date on which the balance of the Investors’ commitments have been disbursed in accordance with the terms of the Note Purchase Facility.

(ii)         Upon the termination of this Agreement, (i) the Investors’ commitments to fund with respect to future periods shall immediately become null and void and shall be of no further force and effect, and (ii) the Investors shall tender to WSGR a Payment Certificate signed by both of them instructing the disbursement of funds remaining in the custody of WSGR, if any.  WSGR shall be entitled to rely on such a Payment Certificate for all purposes (and shall be held harmless in accordance with the terms of this Agreement).

(iii)        For the avoidance of doubt, the termination of this Agreement will not affect outstanding Notes.

(f)           Issuance of Company Common Stock.

(i)          In consideration for the extension of credit represented by this Agreement, the Company shall and hereby does issue to each Investor concurrent with the Initial Closing that number of shares of common stock, par value $0.001 per share of the Company (the “Common Stock”) set forth opposite such Investor’s name on Schedule I hereto, which Common Stock, when aggregated with the Common Stock issued to the Investors pursuant to the Secured Note and Common Stock Purchase Agreement, dated as of July 15, 2009, by and between the Company, I2BF and Blue Day SC Ventures (the “July 2009 Purchase Agreement”) and after the issuance of Adjustment Shares (as defined in the July 2009 Purchase Agreement), shall equal 40.61% and 34.52% of the Common Stock of the Company on a fully diluted, as converted and as exercised basis, with respect to I2BF Biodiesel Ltd. and BlueDay (together with Blue Day SC Ventures), respectively; provided, however, that no more shares of Common Stock shall be issued at the Initial Closing than would, together with other outstanding shares of Common Stock or shares of Common Stock reserved for issuance pursuant to the exercise or conversion of securities outstanding immediately prior to the Initial Closing (other than options pursuant to the Incentive Option Plan (as defined below)) and shares of Common Stock reserved for issuance pursuant to the Rights Offering, exceed the authorized Common Stock of the Company.  As soon as possible following the amendment of the Company’s Amended and Restated Articles of Incorporation pursuant to Section 6(b) below, the Company shall issue the remaining shares (the “Balance Shares”).

(ii)         For the avoidance of doubt, from and after the date of this Agreement, the provisions of Section 6 of the July 2009 Purchase Agreement shall apply to maintain the percentage ownership of Investors at the levels described in the preceding Section 1(f)(i) provided, however, that the Investors agree to and hereby do waive the provisions of Section 6 of the July 2009 Purchase Agreement with respect to (i) shares issued in the Rights Offering (as described in Section 6(h)), (ii) shares issued to PanAmerican Securities, LLC (or such other third party investor, as applicable) in the PAC Financing and (iii) shares reserved for issuance pursuant to the Additional Pool (as defined in Section 6(f)), but not with respect to shares reserved for issuance pursuant to the Incentive Option Plan (as defined in Section 6(e)).  Furthermore, if in the PAC Financing, PanAmerican Securities, LLC (or such other third party investor, as applicable) is issued shares in the equity capital Company (rather than investing into a Company subsidiary) without antidilution rights, the Investors agree to waive antidilution rights with respect to their shares of Company capital stock from and after the closing of the PAC Financing.

2.      Representations and Warranties of the Company. The Company hereby represents and warrants to Investors and each of them that, except as set forth on the Disclosure Schedule attached as Exhibit F to this Agreement, the following representations are true and complete as of the date hereof and as of each Closing performed hereunder.  The Disclosure Schedule shall be delivered separately to Investors and each of them and shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 2 if and only to the extent that it is reasonably apparent to someone unfamiliar with the Company and its business from the face of such disclosure that such disclosure is applicable to such other sections and subsections.

(a)           Due Incorporation, Qualification, etc.  The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) has the power and authority to own, lease and operate its properties and carry on its business as now conducted and as proposed to be conducted by the Company in the SEC Documents (as defined below); and (c) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where it does business except where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect.  For the purposes of this Agreement, “Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, operations, prospects or financial or other condition of the Company and its Subsidiaries (as defined below) considered together; (ii) the ability or authority of the Company to pay or perform its obligations under this Agreement in accordance with the terms of this Agreement and the other Transaction Documents (as defined below) and to avoid an event of default, or an event which, with the giving of notice or the passage of time or both, would constitute an event of default, under any Transaction Document; or (iii) the rights and remedies of an Investor under this Agreement, the other Transaction Documents or any related document, instrument or agreement.

(b)           Subsidiaries.  The Company has no direct or indirect Subsidiaries other than those listed in Section 2(b) of the Disclosure Schedule.  Except as disclosed in Section 2(b) of the Disclosure Schedule, the Company owns, directly or indirectly, all of the capital stock or comparable equity interests of each Subsidiary free and clear of any and all liens, charges, claims, security interests, encumbrances, rights of first refusal or other restrictions other than the liens created by the Security Agreement (as defined below) (collectively, “Liens”) and all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.  Each Subsidiary (a) is a duly formed and organized entity, validly existing and in good standing under the laws of its state or country of formation; (b) has the power and authority to own, lease and operate its properties and carry on its business as now conducted and as proposed to be conducted by the Company in the SEC Documents; and (c) is duly qualified, licensed to do business and in good standing as an entity in each jurisdiction where it does business except where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect. For the purposes of this Agreement, “Subsidiary” shall mean, with respect to any Person, each corporation or other entity of which (a) such Person or any other Subsidiary of such Person is a general partner or a manager (b) or at least 50% of the securities or other ownership interests having by their terms ordinary voting power to elect at least 50% of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.  For the purposes of this Agreement, “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(c)           Authority.  The execution, delivery and performance by the Company of this Agreement, the Notes and all such other documents required by the terms of this Agreement to be executed by the Company (collectively, the “Transaction Documents”), the consummation of the transactions contemplated hereby and thereby and the issuance of the Notes and the Common Stock and the reservation and issuance of the Common Stock, (a) are within the power of the Company and (b) have been duly authorized by all necessary actions on the part of the Company and no further filing, consent or authorization is required by the Company, its board of directors or its stockholders in connection with any of the foregoing.

(d)           Enforceability.  Each Transaction Document has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(e)           Non-Contravention.  The execution and delivery by the Company of the Transaction Documents and the performance and consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Notes and the Common Stock and the reservation for issuance and issuance of the Common Stock) do not and will not (a) violate the Company’s Articles of Incorporation or Bylaws, as amended, as the case may be (“Charter Documents”), or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries; (b) violate any provision of, or result in the termination, amendment, cancellation or breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which the Company or any of its Subsidiaries is a party or by which it is bound; or (c) result in the creation or imposition of any lien upon any property, asset or revenue of the Company or any of its Subsidiaries (except as contemplated by the Security Agreement) or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company or any of its Subsidiaries, their respective businesses or operations, or any of their respective assets or properties.

(f)           Approvals.  Neither the Company nor any of the Subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained and except for the filing of Form D pursuant to Regulation D or any “blue sky” filing.

(g)           Title to Assets.  The Company and its Subsidiaries have good and marketable title to all real property owned by them that is material to the business of the Company and the Company and its Subsidiaries have good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens that do not, individually or in the aggregate, have or result in a Material Adverse Effect.  Real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid and subsisting leases of which the Company and the Subsidiaries are in compliance.

(h)           No Violation or Default.  Each of the Company and its Subsidiaries, as applicable, is not in violation of or in default with respect to (i) its Charter Documents or any material judgment, order, writ, decree, statute, rule or regulation applicable to it; (ii) any material mortgage, indenture, agreement, instrument or contract to which it is a party or by which it is bound (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), (iii) any order of any court, arbitrator or governmental body or (iv) any material statute, rule or regulation of any governmental authority, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a Material Adverse Effect.

(i)           Litigation.  No actions (including, without limitation, derivative actions), suits, proceedings or investigations are pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries at law or in equity in any court or before any other governmental authority that if adversely determined (a) would (alone or in the aggregate) reasonably be expected to have a Material Adverse Effect or (b) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by the Company of the Transaction Documents or the transactions contemplated thereby.

(j)           Taxes.  Within the times and in the manner prescribed by law, the Company and each of its Subsidiaries (i) has filed all foreign, federal, state and local income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes, assessments and penalties due and payable that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith or those set forth in Section 2(j) of the Disclosure Schedule and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  Except those disclosed in Section 2(j) of the Disclosure Schedule, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and, to the knowledge of the Company, there is no basis for any such claim.

(k)           OTCBB Compliance.  Immediately prior to the delisting of its Common Stock, the Company was in compliance with all requirements for, and its Common Stock was quoted on the Electronic Over-the-Counter Bulletin Board system.

(l)           SEC Documents.  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Such reports, schedules, forms, statements and other documents together with any materials filed or furnished by the Company under the Exchange Act, whether or not any such reports were required, are collectively referred to herein as the “SEC Documents.”  As of their respective dates, the SEC Reports filed by the Company complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Documents, when filed by the Company, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  All material agreements to which the Company or any Subsidiary is a party or to which the property or assets of the Company or any Subsidiary are subject are included as part of or identified in the SEC Documents, to the extent such agreements are required to be included or identified pursuant to the rules and regulations of the SEC.

(m)           Absence of Certain Changes.  Since September 30, 2009, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), or results of operations or prospects of the Company and its Subsidiaries, considered together.  Since September 30, 2009, the Company has not declared or paid any dividends.  Neither the Company nor any of its Subsidiaries have taken any steps to seek protection pursuant to any bankruptcy law nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so.

(n)           Internal Accounting Controls.  The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(o)           Sarbanes-Oxley Act.  The Company is in compliance with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder.

(p)           Disclosure Controls and Procedures.  The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 of the General Rules and Regulations under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to provide reasonable assurance that information required to be disclosed by the Company and its Subsidiaries is accumulated and communicated to the Company’s management, including the Company’s principal executive officer and principal financial officer by others within those entities, and such disclosure controls and procedures are effective.

(q)           Capitalization.  The authorized capital stock of the Company currently consists of 250,000,000 shares of Common Stock of which 129,195,547 shares are issued and outstanding and 50,000,000 shares of Preferred Stock, $.001 par value (the “Preferred Stock”) of which no shares are issued and outstanding.  All outstanding shares of capital stock of the Company have been duly authorized, validly issued, and are fully paid and non assessable.

(i)           Except as set forth in Section 2(q)(i) of the Disclosure Schedule, there are no outstanding shares of Common Stock, Preferred Stock, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating the Company to issue any additional shares of its capital stock of any class.  As of the date of this Agreement, the Company’s Preferred Stock is convertible in Common Stock at a ratio of one share of Preferred Stock for one share of Common Stock.

(ii)          Except as set forth in Section 2(q)(ii) of the Disclosure Schedule, there are no (i) outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Company or by which the Company is or may become bound; (ii) financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company; (iii) agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act; (iv) there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company

(iii)         Except as set forth on Section 2(q)(iii) of the Disclosure Schedule, and except for customary adjustments as a result of stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events, (or in any agreement providing rights to security holders) and the issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Investors) and will not result in a right of any holder of securities to adjust the exercise, conversion, exchange or reset price under such securities.  To the knowledge of the Company, except as disclosed in the SEC Documents and any Schedules filed with the SEC pursuant to Rule 13d-1 of the Exchange Act by reporting persons or in Section 2(q) of the Disclosure Schedule, no Person or group of related Persons beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act), or has the right to acquire, by agreement with or by obligation binding upon the Company, beneficial ownership of in excess of 5% of the outstanding Common Stock.

(r)           Issuance of Notes, Common Stock and Adjustment Shares.  The Notes are duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof.  The Common Stock issued pursuant to this Agreement is validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock.  The issuance by the Company of the Notes and the Common Stock is exempt from registration under the Securities Act.

(s)           Related Party Transactions.  No affiliate, officer, director, or any Related Party is a party to any agreement with the Company.  No employee of the Company or any Related Party is indebted in any amount to the Company and, except for accrued payroll obligations, the Company is not indebted to any of its employees or any Related Party.  For purposes of this Agreement, “Related Party” shall mean with respect to any specified Person (i) each Person who, together with its affiliates, owns of record or beneficially at least five percent (5%) of the outstanding capital stock of the specified Person as of the date of this Agreement; (ii) each individual who is, or who has at any time been, an officer or director of the specified Person; (iii) each affiliate of the Persons referred to in clauses (i) and (ii) above; (iv) any trust or other entity (other than the specified Person) in which any one of the Persons referred to in clauses (i), (ii) and (iii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a voting, proprietary or equity interest; and (v) any trust or other entity (other than the specified Person) with which any of such Persons is affiliated.

(t)           Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

(u)           Patents and Trademarks.  The Company and its Subsidiaries own, or possess adequate rights or licenses to use, all trademarks, trade names, service marks, service mark registrations, service names, patents, patent applications, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (“Intellectual Property Rights”) necessary to conduct their respective businesses as now conducted.  There is no claim, action or proceeding being made or brought, or to the knowledge of the Company, being threatened, against the Company or its Subsidiaries regarding its Intellectual Property Rights.

(v)           Insurance.  The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses and location in which the Company and the Subsidiaries are engaged.  Neither the Company nor any of its subsidiaries has sustained since the date of the latest unaudited financial statements included in the SEC Documents any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the SEC Documents Prospectus that would individually or in the aggregate result in a Material Adverse Effect.

(w)           Regulatory Permits.  To the Company’s knowledge, the Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Documents (“Material Permits” and, such business, the “Business”), except where the failure to possess such permits does not, individually or in the aggregate, have or reasonably be expected to materially affect the Business, and neither the Company nor any Subsidiary has received any written notice of proceedings relating to the revocation or modification of any Material Permit.

(x)           Employee Relations.  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or, to the Company’s knowledge, employs any member of a union.  No current executive officer of the Company or any of its Subsidiaries has notified in writing the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer’s employment with the Company or any such Subsidiary.  To the knowledge of the Company or any such Subsidiary, no executive officer of the Company or any of its Subsidiaries is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any such Subsidiary to any liability with respect to any of the foregoing matters.

(y)           Labor Matters.  The Company and its Subsidiaries are in compliance in all material respects with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to materially affect the Business.

(z)           Environmental Laws.  To the Company’s knowledge, the Company and its Subsidiaries (i) are in compliance in all material respects with any and all Environmental Laws (as hereinafter defined), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance in all material respects with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(aa)         Foreign Corrupt Practices.  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made or offered to make any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made or offered to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.  The Company and its subsidiaries maintain books and records sufficient to ensure compliance with applicable anti-bribery and anti-corruption laws.

(bb)        Application of Takeover Protections.  Except as described in Section 2(bb) of the Disclosure Schedule, there is no control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision  under the Company’s Charter Documents or the laws of its state of incorporation that is or could become applicable to any of the Investors as a result of the Investors and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including, without limitation, as a result of the Company’s issuance of the Securities and the Investors’ ownership of the Securities.

(cc)         Regulation M Compliance.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

(dd)        General Solicitation.  Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Notes.

(ee)         No Integration.  Neither the Company nor any of its affiliates nor, any Person acting on the Company’s behalf has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Securities as contemplated hereby or (ii) cause the offering of the Securities pursuant to the Transaction Documents to be integrated with prior offerings by the Company for purposes of any applicable stockholder approval provisions.  The Company is not required to be registered as, and is not an affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  The Company is not required to be registered as a United States real property holding corporation within the meaning of the Foreign Investment in Real Property Tax Act of 1980.

(ff)          Private Placement.  Assuming the accuracy of the representations and warranties of Investors contained in this Agreement and the compliance by Investors with the provisions set forth herein, it is not necessary, in connection with the issuance and sale of any Securities, in the manner contemplated by the Transaction Documents, to register any Securities under the Securities Act.

(gg)        Registration Rights.  Except as described in Section 2(gg) of the Disclosure Schedule, the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the SEC or any other governmental authority that have not been satisfied or waived.

(hh)        Disclosure; Accuracy of Information Furnished.  The Company confirms that neither it nor any officers, directors or affiliates, has provided any of the Investor or its agents or counsel with any information that constitutes or might constitute material, nonpublic information (other than the existence and terms of the issuance of Securities, as contemplated by this Agreement).  The Company understands and confirms that the Investor may rely on the foregoing representations in effecting transactions in securities of the Company.  None of the Transaction Documents and none of the other certificates, statements or information furnished to the Investor by or on behalf of the Company in connection with the Transaction Documents or the transactions contemplated thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Company acknowledges and agrees that Investor makes or has made no representations or warranties with respect to the transactions contemplated hereby other than those set forth in the Transaction Documents.

(ii)           Undisclosed Liabilities.  The Company has not undertaken or incurred any liability or obligation, direct or contingent, except for liabilities or obligations disclosed in the SEC Documents.

3.      Representations and Warranties of Investors. Each Investor, for that Investor alone, represents and warrants to the Company upon the acquisition of the Notes and shares of Common Stock as follows:

(a)           Binding Obligation. Such Investor has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement is a valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)           Securities Law Compliance. Such Investor has been advised that the Notes and shares of Common Stock have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Such Investor is aware that the Company is under no obligation to effect any such registration with respect to the Notes or the shares of Common Stock or to file for or comply with any exemption from registration. Such Investor has not been formed solely for the purpose of making this investment and is purchasing the Notes or the shares of Common Stock to be acquired by such Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof. Such Investor has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. Such Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act.

(c)           Access to Information. Such Investor acknowledges that the Company has given such Investor access to the corporate records and accounts of the Company and to all information in its possession relating to the Company, has made its officers and representatives available for interview by such Investor, and has furnished such Investor with all documents and other information required for such Investor to make an informed decision with respect to the purchase of the Notes and the shares of Common Stock.

(d)           No Governmental Review.  Such Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Notes or the shares of Common Stock or the fairness or suitability of the investment in the Notes or the shares of Common Stock nor have such authorities passed upon or endorsed the merits of the offering of the Notes or the shares of Common Stock.

(e)           Residency. Such Investor is a resident of that jurisdiction specified below its address on Schedule I hereto.

(f)           Broker-Dealer Status.  Investor is a not a registered broker-dealer.

(g)           Foreign Investors.  If such Investor is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)), such Investor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Notes and shares of Common Stock or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Notes and shares of Common Stock, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Notes and shares of Common Stock.  Such Investor’s subscription and payment for and continued beneficial ownership of the Notes and shares of Common Stock will not violate any applicable securities or other laws of the Investor’s jurisdiction.

4.      Conditions to Closing of the Investors. Each Investor’s obligations at Closing are subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by all of the Investors:

(a)           Representations and Warranties. The representations and warranties made by the Company in Section 2 hereof shall have been true and correct when made, and shall be true and correct on the Closing Date.

(b)           Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes and the shares of Common Stock.

(c)           Legal Requirements. At the Closing, the sale and issuance by the Company, and the purchase by the Investors, of the Notes and shares of Common Stock shall be legally permitted by all laws and regulations to which the Investors or the Company are subject.

(d)           Board of Directors.  The board of directors at Closing shall consist of: Steve Magami, Leonard Brooks, Steve Norris, Alexander Nevinsky and Foo Katan.  The board of directors shall have established a Special Finance Committee consisting of Tom Snyder, Alexander Nevinsky and Foo Katan and adopted for the governing document of such Special Finance Committee the charter set forth at Exhibit I.

(e)           Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investors.

(f)           Transaction Documents. The Company shall have duly executed and delivered to the Investors the following documents (the “Transaction Documents”):

(i)          This Agreement;

(ii)         Each Note to be issued hereunder with respect to such Closing;

(iii)        Share certificates evidencing the Common Stock to be issued on or prior to such Closing hereunder;

(iv)        The Consent and Waiver and Amendment No. 2 to Security Agreement in the form of Exhibit E hereto (the “Security Agreement Amendment”); and

(v)         All UCC-1 financing statements and other documents and instruments which the Investor may reasonably request to perfect its security interest in the collateral described in the Security Agreement Amendment and the underlying security agreement.

(g)           Corporate Documents. With respect to the Initial Closing, the Company shall have delivered to the Investors each of the following:

(i)          The Amended and Restated Articles of Incorporation of the Company, certified as of a recent date prior to the date of the Initial Closing by the Secretary of State of Nevada;

(ii)         A Certificate of Good Standing or comparable certificate as to the Company, certified as of a recent date prior to the Closing Date by the Secretary of State of Nevada and a Certificate of Good Standing certified as of a recent date prior to the Closing Date by the Secretary of the State of California; and

(iii)        A certificate of the Secretary of the Company, dated the Closing Date and in the form set forth on Exhibit G, certifying (a) that the Amended and Restated Articles of Incorporation of the Company, delivered to Investors pursuant to Section 4(f)(i) hereof, is in full force and effect and has not been amended, supplemented, revoked or repealed since the date of such certification; (b) that attached thereto is a true and correct copy of the Bylaws of the Company as in effect on the Closing Date; (c) that attached thereto are true and correct copies of resolutions duly adopted by the board of directors of the Company and continuing in effect, which authorize the execution, delivery and performance by the Company of this Agreement and the Notes and the consummation of the transactions contemplated hereby and thereby; and (d) that there are no proceedings for the dissolution or liquidation of the Company (commenced or threatened).

(h)           Compliance Certificate.  The Company shall deliver at each Closing a Compliance Certificate in the form set forth at Exhibit H;

(i)           Bonus Plans.  The boards of directors of the Company and Arena Verde S.A.C. shall have adopted the terms of a U.S. Make-Whole Compensation Plan and a Peru Incentive Compensation Plan as set forth on Exhibit J and Exhibit K, respectively (collectively, the “Bonus Plans”), and the Company any each such participant in the Bonus Plan shall have executed definitive documentation with respect to such Bonus Plans in  form acceptable to the Investors (“Participant Agreements”).

(j)           Salary.  The total compensation payable to management employees (exclusive of non-cash fringe benefits and amounts payable pursuant to the Bonus Plans, if any) of the Company and Arena Verde S.A.C. shall have been set at the levels and shall be subject to the terms set forth on Exhibit L.  In the case of employees whose compensation is the subject of an employment agreement, such employment agreement shall have been amended.

5.      Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Notes and shares of Common Stock at each Closing is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company:

(a)           Representations and Warranties. The representations and warranties made by the Investors in Section 3 hereof shall be true and correct when made, and shall be true and correct on the Closing Date.

(b)           Performance.  Investors shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Initial Closing.

(c)           Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes and the Common Stock.

(d)           Legal Requirements. At the Closing, the sale and issuance by the Company, and the purchase by the Investors, of the Notes and Common Stock issued hereunder shall be legally permitted by all laws and regulations to which the Investors or the Company are subject.

6.      Certain Agreements of the Company and the Investors.

(a)           Covenants Relating to the Operation of the Company. So long as any Notes issued pursuant to this Agreement are outstanding and until such Notes have been repaid in full:

(i)          The Company shall operate its business in accordance with the business plan and budget presented to the Investors and, in any event, with monthly expenditures no greater than $155,000 without the consent of the Investors.

(ii)         Without limiting the foregoing, the Company shall obtain the consent of the Investors prior to undertaking any material expenditures or any disposition of material assets.

(iii)        The Company shall

(A)           continue in good faith negotiations with Banco Internacional del Perú S.A.A. (“Interbank”) to obtain a credit facility of not less than $24,000,000 upon terms substantially as set forth in that certain term sheet/proposal of October 18, 2009 provided by Interbank to the Company (such facility, the “Interbank Facility”), and

(B)           after the closing on and initial funding of the Interbank Facility, continue to operate under and with respect to the project budget, timeline and deliverables contemplated thereby, subject to such cure periods, accommodations, waivers and amendments granted by Interbank.

(iv)        The Company shall deliver to the Investors (under appropriate confidentiality restrictions) (i) unaudited monthly financial reports, and (ii) a weekly accounting of the Company’s cash balance in a format reasonably acceptable to the Investors.

(v)         Until the closing and initial funding of the earlier of the PAC Financing or the Interbank Facility, the Company shall not incur or agree to incur any indebtedness for borrowed money or financed equipment, or any sort of trade debt in excess of $5,000 individually or $10,000 in the aggregate without the consent of the Investors.

(vi)        Except with respect to the Interbank Facility, the Company shall not pledge, encumber or grant any security interest in any assets of the Company or any of its subsidiaries to any third party without obtaining the consent of the Investors.

(vii)       The Company shall not undertake any future equity or debt financing other than the closing of the Interbank Facility or the PAC Financing without the consent of the Investors.

(viii)      Prior to the closing of the earlier of the PAC Financing or the Interbank Facility, the Company shall not increase the compensation, benefits or other remuneration payable to any employee or contractor or hire any new employee or contractor without the consent of the Investors.

(ix)         Until dissolution in accordance with its charter, maintain in existence the Special Finance Committee of the board of directors of the Company and not alter or amend the charter therefor or the delegation of authority to such committee without the consent of the Investors.

(b)           Reservation and Authorization of Shares; Amendment of Charter Documents; Assurance on Share Percentages.  As soon as practicable following the 90-day period following the Company’s filing of a Form 15, the Company shall take such actions and the Investors in their capacities as stockholders shall take such actions as within their power to amend the Company’s Charter Documents to authorize sufficient additional share of Common Stock as required to issue the Balance Shares and for the issuance upon exercise of the Common Stock underlying those stock options issued under the Incentive Option Plan (as defined below).  The parties hereto agree and acknowledge that Investors and the Company have agreed to the issuance of Common Stock based on negotiated percentage ownership stakes in the Company.  In the event that the representations and warranties of the Company are incorrect or in the event that, as a result of inconsistencies, errors in this Agreement or the records of the Company or otherwise, the grants of Common Stock to Investors do not represent the percentage stakes set out in this Agreement for each such Investor, the Company will take any and all such actions, including, but not limited to reserving and authorizing (through amendment of the Company’s Charter Documents, as required) and issuing additional shares to Investor(s), as required to provide the Investors with the percentage ownership agreed upon, subject to dilution, if any and as applicable, for subsequent transactions and issuances.

(c)           Repayment of the Notes from Project Excess Cash Flows.  From and after December 31, 2012, the Company shall direct ninety percent (90%) of the monthly Excess Cash Flow (as defined below) of the Company’s ethanol projects in Peru to the repayment of the Notes and, to the extent not by then repaid, those notes issued to Investors pursuant to the July 2009 Purchase Agreement and the note issued to I2BF by the Company on November 6, 2009 in the principal amount of US$500,000.  All such repayments of the shall be made monthly in arrears no later than ten (10) days after the end of each month and pro rata in accordance with the principal amounts of such notes to be repaid.  The calculation of “Excess Cash Flow” for the purposes of this Section 6(c) shall be performed consistent with the calculation of such term in the July 2009 Purchase Agreement, with such adjustments as required and as otherwise determined by the parties hereto mutually and in good faith.

(d)           Further Assurances on Perfection of Security Interests.  The Company and its Subsidiaries agree to execute such further documents and instruments and to take such further actions that Investors or either of them might reasonably request to carry out the purposes and intent of this Agreement and the Security Agreement Amendment in creating first priority security interests in favor of Investors over all of the assets of the Company and its Subsidiaries, including taking such actions as required to perfect the security interests of Investors in the assets of the Company and its direct and indirect Subsidiaries; provided, however that the Investors agree to subordinate their security interests to Interbank if and when the Interbank Facility closes.  In addition, the Company, on its own behalf and on behalf of its Subsidiaries, hereby designates and appoints Investors and each of them as duly authorized agents and attorneys-in-fact to act for and on behalf of the Company and its Subsidiaries and to execute and file any document and to do all other lawfully permitted acts necessary to perfect Investors’ rights under this Agreement and the Security Agreement Amendment with the same legal force and effect as if executed by the Company or such Subsidiary(ies) as applicable.  In addition to and not in limitation of the foregoing, the Company and its direct and indirect Subsidiaries shall take such actions as required to (i) create valid and perfected security interests in favor of Investors in all assets in which Interbank takes a security interest in connection with the Interbank Facility, such security interests in favor of Investors to be of second rank and priority, subject only to the first ranking security interests created in favor of Interbank, (ii) to extinguish or subordinate to the security interests of Investors (and Interbank, as applicable) security interests existing as of the date of this Agreement, including that security interest held by Grey K LP, a Delaware limited partnership, Grey K Offshore Fund, Ltd., a Cayman Island exempt company, and Grey K Offshore Leveraged Fund, Ltd., a Cayman Island exempt company (collectively, “Grey K”) in the environmental attributes of the Company and its Subsidiaries and (iii) to provide notice to Investors prior to the formation of any new Company direct or indirect Subsidiaries, to have such Subsidiaries assume the obligations of the Transaction Documents as if an original party thereto and to provide such documents, instruments and agreements to permit the perfection of the Investors’ security interests over the assets of such Subsidiaries.

(e)           Incentive Option Plan.  The Company shall establish and allocate an Incentive Option Plan equal to 19% of the fully-diluted equity of the Company (including the unallocated pool) (“Incentive Option Plan”) immediately following the Initial Closing or as soon as practicable thereafter.  Options shall be granted by the Company from the Incentive Option Plan to members of Company Management in the amounts and subject to the vesting provisions set forth on Exhibit M hereto.

(f)           Participant Agreements; Amendment of Employment Agreements.  Any Participant Agreements which are the subject to the condition set forth in Section 4(j) and with respect to which such condition is waived for the purposes of the Initial Closing shall be so executed as soon as practicable following the Initial Closing.  Any employee agreements which are the subject to the condition set forth in Section 4(k) and with respect to which such condition is waived for the purposes of the Initial Closing shall be so amended as soon as practicable following the Initial Closing.

(g)           Additional Pool.  The parties hereto agree that a future incentive option plan equal to at least 3.5% of fully-diluted equity of the Company, with the final size of such incentive option plan to be mutually agreed to by the Company and the Investors, will be established upon the closing and initial funding of the Interbank Facility to incentivize certain employees for the future phases of the Company’s business plan (the “Additional Pool”).  The allocation of such future incentive options shall be determined by the board of directors of the Company on the recommendation of the compensation committee.

(h)           Deregistration of Securities.  On or prior to March 19, 2010, the Company shall file a Form 15 to deregister its common stock for purposes of Sections 12(g) and 15(d) of the Exchange Act so as to no longer be subject to reporting obligations under Section 13(a) of the Exchange Act.

(i)           Rights Offering.

(i)          For a period of forty-five (45) days from the Initial Closing and ending at 12:01 a.m. California time on the date that is forty-six (46) days from the Initial Closing (the “Rights Offering Closing Date”), the Company shall offer to other record holders of the Company’s capital stock as of the Initial Closing Date, which record holders (i) shall be “Accredited Investors” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended and (ii) shall not have participated in the Initial Closing (each, a “Rights Offeree” and collectively, the “Rights Offerees”), the opportunity to purchase his, her or its Pro Rata Share (as defined below) of an aggregate of US$250,000 in principal amount of additional Notes, along with shares of Company Common Stock representing up to 3.75% of the fully diluted equity of the Company (attaching proportionally to the principal amount of Notes so sold and issued) at a closing (the “Rights Offering Closing”) to be held on or before the Rights Offering Closing Date (the “Rights Offering”).  This Agreement, including without limitation the Schedule of Investors at Schedule I hereto, may be amended by the Company without the consent of Investors to include any Rights Offeree upon the execution and delivery by such Rights Offeree of a counterpart signature page hereto.  Notes and shares of Company Common Stock so sold shall be “Notes” and “Common Stock” for the purposes hereof and, solely with respect to pecuniary interests in the Notes (and not for purposes of approval and consent rights granted to the “Investors” hereunder and pursuant to the terms of the Notes (including, for the avoidance of doubt, approval of Proposed Budgets) which shall be reserved solely for the Investors participating at the Initial Closing), Rights Offerees participating at the Rights Offering Closing shall be “Investors” for the purposes of this Agreement.

(ii)         “Pro Rata Share” shall mean, with respect to any Rights Offeree, a fraction, the numerator of which is the aggregate number of shares of Company Common Stock held by such Rights Offeree on an as-if-converted basis and the denominator of which is the total number of shares of Company Common Stock outstanding on an as-if-converted basis held by all Rights Offerees.

(iii)        With respect to the Rights Offering, except as otherwise provided herein:  (a) all sales and issuances of securities shall be made on the same terms as offered in the Initial Closing and on the terms and conditions as set forth in this Agreement; (b) each Rights Offeree shall become a party to this Agreement as an Investor and shall have the same rights and obligations hereunder and thereunder; (c) the representations, warranties and covenants of the Company as set forth in Section 2 hereof (and the Schedule of Exceptions thereto) shall speak as of the Initial Closing, and the Company shall have no obligation to update any such disclosure; and (d) the representations, warranties and covenants of the Rights Offerees as Investors set forth in Section 3 hereof shall speak as of the Rights Offering Closing Date.  The Rights Offering Closing shall take place at the offices of the Company on or before the Rights Offering Closing Date or, subject to the provisions of this section, at such other time and place as the Company and a majority in interest of the Rights Offerees participating in such Rights Offering Closing may agree upon orally or in writing.

(iv)        It is mutually agreed and understood that, notwithstanding anything to the contrary in this Agreement or the Notes, the Investors in the Initial Closing and the Company may (but shall not be obligated to) agree to use proceeds from the Rights Offering to repay Notes issued at the Initial Closing.

(j)           D&O Insurance.  Following the Initial Closing, the Company shall maintain Directors & Officers insurance in the same amounts and scope as maintained by the Company prior to the Initial Closing (or such other reasonable amounts as determined by the Board) for as long as the current directors and officers of the Company (including, for the avoidance of doubt, those appointed to the Board in connection with the Initial Closing) shall serve in their respective positions as directors or officers of the Company, and thereafter so long as such directors or officers shall be subject to any claim, suit or proceeding for which they are contractually or statutorily entitled to indemnification from the Company.

7.      Miscellaneous.

(a)           Cost and Expense Reimbursements.

(i)          Legal Expenses.  The Company and the Investors shall each pay their own expenses in connection with the transactions contemplated by this Agreement; provided, however, that the Company shall reimburse the documented fees of counsel for the Investors, such amount not to exceed US$25,000 in aggregate.  As described on Exhibit B, $20,000 of the Initial Closing Disbursement shall be applied towards partial payment of outstanding amounts due to the Company’s legal counsel, and $5,000 of the Initial Closing Disbursement shall be applied towards payment to Mazzeo, Song & Bradham (counsel to independent director, Leonard Brooks).

(ii)         Reimbursement for Land Lease Advance.  Upon the earlier of closing of the PAC Financing or another Financing Event (as defined below), I2BF and BlueDay shall be entitled to receive reimbursement in the amounts of US$150,000 and US$100,000, respectively, for the Reimburseable Land Lease Advance paid by them at the Initial Closing as set forth on Exhibit B-2.  A “Financing Event” shall mean one or more bona fide equity financings of the Company other than the PAC Financing pursuant to which the Company raises at least $5,000,000 in gross proceeds.

(iii)        Management Expenses.  Certain members of management will be reimbursed concurrent with the Initial Closing reasonable, documented personal expenses incurred on behalf of the Company, in the aggregate amount of up to US$52,000, as documented to Investors.  All future expenses shall only be reimbursable to the extent set forth in or reserved in a Proposed Budget as ultimately approved or as separately approved by the Investors.  It shall be mutually agreed and acknowledged that expenses fluctuate and such amounts shall be budgeted and accommodated in Proposed Budgets by the Investors and the Company in good faith as practicable and as mutually agreeable amongst the parties.

(iv)        Monitoring Expenses.  Each Investor will be entitled to receive a monthly monitoring fee of US$10,000 for each full month from the Initial Closing through December 2010 to cover costs of ensuring the Company’s compliance with the terms of this Agreement and the transactions contemplated hereby.  It shall be mutually agreed and acknowledged that the monitoring fee shall be accommodated in Proposed Budgets by the Investors and the Company in good faith as practicable and as mutually agreeable amongst the parties.

(b)           Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and both Investors.

(c)           Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state.

(d)           Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

(e)           Successors and Assigns. Subject to the restrictions on transfer described in Sections 7(e) and 7(f) below, the rights and obligations of the Company and the Investors shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(f)           Transfer and Replacement of the Notes. Prior to presentation of any Note for transfer, the Company shall treat the Person in whose name such Note is issued as the owner and holder of such Note for all purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to any restrictions on or conditions to transfer set forth in any Note, the holder of any Note, at its option, may in person or by duly authorized attorney surrender the same for exchange at the Company’s chief executive office, and promptly thereafter and at the Company’s expense, except as provided below, receive in exchange therefor one or more new Note(s), each in the principal requested by such holder, dated the date to which interest shall have been paid on the Note so surrendered or, if no interest shall have yet been so paid, dated the date of the Note so surrendered as shall have been designated in writing by such holder or its attorney for the same principal amount as the then unpaid principal amount of the Note so surrendered. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (b) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as the Note being replaced, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest shall have been paid on such Note or, if no interest shall have yet been so paid, dated the date of such Note.

(g)           Assignment. The rights, interests or obligations under this Agreement may not be assigned, by operation of law or otherwise, in whole or in part, by (i) the Company without the prior written consent of the Investors or (ii) any Investor without the prior written consent of the Company; provided that the Investors may assign its rights and obligations under this Agreement and the Notes to an affiliate of such Investor without consent of the Company.

(h)           Entire Agreement. This Agreement together with the other Transaction Documents constitute and contain the entire agreement among the Company and Investors and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(i)           Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed or delivered to each party as follows: (i) if to a Investor, at such Investor’s address or facsimile number set forth in the Schedule of Investors attached as Schedule I, or at such other address as such Investor shall have furnished the Company in writing, or (ii) if to the Company, at 9440 Little Santa Monica Blvd., Suite 401, Beverly Hills, California 90210, Attn: Valerie Broadbent, facsimile: (310) 919-3044, or at such other address or facsimile number as the Company shall have furnished to the Investors in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited inside the United States with an overnight courier service of recognized standing for delivery within the United States, (v) three business day after being deposited within the United States with an express courier service of recognized standing for delivery outside of the United States or vice versa or (v) four days after being deposited in the U.S. mail, first class with postage prepaid, provided that first class mail shall not be used for the delivery of notice outside of the United States.

(j)           Separability of Agreements; Severability of this Agreement. The Company’s agreement with each of the Investors is a separate agreement and the sale of the Notes and Common Stock to each of the Investors is a separate sale. Unless otherwise expressly provided herein, the rights of each Investor hereunder are several rights, not rights jointly held with any of the other Investors. Any invalidity, illegality or limitation on the enforceability of the Agreement or any part thereof, by any Investor whether arising by reason of the law of the respective Investor’s domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to other Investors. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(k)           Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

(Signature Page Follows)

IN WITNESS WHEREOF, Investor and the Company have caused their respective signature pages to this Note Purchase Facility Agreement to be duly executed as of the date first written above.

COMPANY:

STRATOS RENEWABLES
CORPORATION

By:	/s/ Thomas Snyder
Thomas Snyder
President and Chief Executive Officer

INVESTORS:

I2BF BIODIESEL LIMITED

/s/ Ilya A. Golubovich
Ilya A. Golubovich
Director

BLUEDAY LIMITED
A British Virgin Island Company

By:	/s/ Joseph El-Khouri
Name:	Joseph El-Khouri
Title:

SCHEDULE I
SCHEDULE OF INVESTORS

Name and Address	Committed Amount	Shares of Common Stock

I2BF BioDiesel Limited	US$1,250,000	Issued at Initial Closing
c/o I2BF Venture Capital
Suite 401,		63,240,120
One Heddon Street
Mayfair, London, W1B 4BD		Balance Shares
United Kingdom
		23,877,445
All payments on account of the Notes shall be made by bank wire transfer of immediately available funds to:

Beneficiary:
I2BF BioDiesel Limited
Commonwealth Trust Limited, Drake Chambers, Tortola, BVI
Beneficiary Account No:
LT187010000033603441
Bank Beneficiary:
UKIO Bankas, Kaunas, Lithuania
SWIFT:
UKIO LT 2X
Correspondent bank:
VTB Bank (Deutschland) AG,
Germany, Frankfurt/Main
Account No: 0104138417
SWIFT: OWHBDEFF

BlueDay Limited	US$600,000	Issued at Initial Closing
2nd Floor
116 Main Street		48,189,333
PO Box 3342
Road Town		Balance Shares
Tortola
British Virgin Islands		18,194,749

With a copy to:
Sean Bougourd
Senior Private Banker
SG Hambros Bank (Channel Islands) Limited
St. Julian’s Avenue, St Peter Port,
Guernsey, GY1 3AE

I-1

All payments on account of the Notes shall be made by bank wire transfer of immediately available funds to:

[Bank name]
[City, State]
ABA No.: __________________
Account No.: _______________
Account Holder: _____________
Reference:

I-2

EXHIBIT B
SCHEDULE OF ANTICIPATED CLOSINGS

Anticipated Closing Date	Anticipated I2BF Disbursement		Anticipated Blue Day Disbursement		Anticipated Total Disbursement		Subject to Funding Milestones
Initial Closing	US$	585,077	US$	300,000	US$	885,077	-
March 15, 2010	US$	298,447	US$	-	US$	298,447	1,2,3
March 31, 2010	US$	185,114	US$	-	US$	185,114	4,5,6
April 30, 2010	US$	-	US$	193,382	US$	193,382	7
May 31, 2010	US$	76,765	US$	106,618	US$	183,382	8
June 30, 2010	US$	104,598	US$	-	US$	104,598
Total:	US$	1,250,000	US$	600,000	US$	1,850,000	-

EXHIBIT C
FUNDING MILESTONES

1.      Legal and business due diligence shall have commenced in connection with the credit facility currently under negotiation between the Company and Banco Internacional del Perú S.A.A. (“Interbank”) and evidenced by that certain term sheet dated October 18, 2009 (the “Interbank Facility”), and costs and expenses of Interbank required to be paid by the Company for Interbank to commence such due diligence shall have been fully paid, each as certified to the Investors by Interbank.

2.      The Company shall have commenced drilling and development of at least one (1) water well on the land subject to that certain Agreement of Constitution of Surface Right, dated as of May 3, 2008 between Comunidad Campesina San Pedro de Morrope (“Grantor”) and the Company (the “Peru Lease”).

3.      Grantor shall have accepted payment in full satisfaction of all indebtedness, liabilities, obligations and all other amounts owing to Grantor through calendar year 2010 with respect to the Peru Lease (as evidenced in writing).

4.      The security interests of the Investors with respect to the Notes and the notes issued pursuant to the July 2009 Purchase Agreement shall have been perfected with respect to all the assets and properties of the Company and its subsidiaries, to the satisfaction of the Investors.

5.      The Company shall have successfully drilled and developed to commercial use at least one (1) water well on the land subject to the Peru Lease and shall have presented to Investors an independent engineers report certifying to the same.

6.      All legal and business due diligence shall have been completed in connection with the Interbank Facility, as shall have been certified to the Investors by Interbank.

7.      The Company shall have received a commitment letter with respect to the Interbank Facility, which shall provide for an extension of credit to the Company and its subsidiaries (i) of not less than US$24,000,000, (ii) containing such acceptable objective conditions that reasonably assure funding within thirty (30) days and (iii) otherwise upon terms and conditions as set forth in that certain term sheet dated October 18, 2009.

8.      The Company shall have closed on and received the initial funding with respect to the Interbank Facility and shall have at least US$24,000,000 of immediately available credit from the Interbank Facility.

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